EXHIBIT 99.1

PENNANTPARK PRIVATE INCOME FUND

PRIVACY POLICY

To PennantPark Private Income Fund Investors:

We take precautions to maintain the privacy of personal information concerning our investors. These precautions include the adoption of certain procedures designed to maintain and secure your nonpublic personal information from inappropriate disclosure to unaffiliated third parties. We are sending this notice in accordance with applicable federal regulations. This notice applies to investors in PennantPark Private Income Fund (the “Company”).

What kind of personal information do we have about you and where did we get it?

We collect nonpublic personal information about you from the following sources:

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Information we may receive from you in subscription agreements or other related documents or forms; and
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Information about your transactions with our affiliates and us.

How do we protect your personal information?

We do not disclose any nonpublic personal information about our investors or former investors to anyone, except as permitted by law.

We restrict access to nonpublic personal information about you to those employees and agents of PennantPark Private Income Fund Advisers LLC, its affiliates and unaffiliated third party service providers (which may include a custodian, transfer agent or printer) who need to know that information in order to provide services to you or to the Company. In that regard, we note that we maintain physical, electronic, and procedural safeguards that comply with federal standards to safeguard your nonpublic personal information and which we believe is adequate to prevent unauthorized disclosure of such information.

What do we do with personal information about our former investors?

If an investor decides to no longer do business with us, we will continue to follow this privacy policy with respect to the information we have in our possession about such investor and his/her account.

If you have any questions concerning our privacy policies, please contact our Chief Financial Officer, Richard T. Allorto, Jr., at (212) 905-1001.